Exhibit 10.25

April 20, 2004

Mr. Max Mayer

Dear Max,

Pegasystems is pleased to offer you the position of Vice President, Corporate Development, reporting directly to Henry Ancona, President and COO, in our Cambridge office. Your starting salary for this position will be paid semi-monthly at a rate of $8,433.34 at the annualized rate of $200,000 per year. As you know, you will also be eligible to participate in our corporate incentive plan. The details of this plan will be outlined during your first week of employment.

In the event that you are terminated from Pegasystems within the first two years of employment, for reasons other than cause or resignation, you will receive a severance package equaling six months of your base salary.

In addition, you will be granted an option to purchase 80,000 shares of Pegasystems’ common stock pursuant to our Long-Term Incentive Plan. These terms, which become effective on your date of hire, will be conveyed to you in a separate document after you become a Pegasystems employee.

You will have the option to elect individual or family coverage in our medical and/or dental plans. In addition, we offer a tuition reimbursement program, a 401 (k) plan, and child care reimbursement accounts, which enable you to pay for dependent childcare expenses with pre-tax dollars. The company will also provide you with short-term disability, long-term disability, and life insurance coverage. You will accrue paid time off in accordance with Pegasystems’ Paid Time Off Policy. This includes 15 of vacation per year along with 10 paid Holidays plus 1 paid P per year. Your vacation and holidays are prorated during your first year of employment. A summary of these benefits is included for your convenience.

This offer of employment is not a contract, and Pegasystems reserves its rights as an employer at will. Thus, either you or Pegasystems may terminate employment at anytime. As we discussed, we would like you to begin working as a Pegasystems employee on a basis on May 1, 2004. At that time, we will expect you to sign our Standards letter, as well as provide us with proper employment authorization. Please note that as a requirement to work in the United States, you must complete the Employment Eligibility Verification (1-9) form and bring with you the required supporting documentation (i.e. drivers license and social security card; U.S. passport; appropriate work visa, etc.). Also, we would appreciate a written response no later than April 26, 2004. Please send or fax (617-494-5581) your response to our Cambridge office, my attention.

We are all delighted that you are joining Pega, and are very excited at the prospect of working together!

Sincerely,

/s/ Carmelina Procaccini

Carmelina Procaccini

Vice President, Human Resources

I accept the terms of this offer letter and will begin work at Pegasystems on May 1, 2004.

/s/ Max Mayer	April 26, 2004

Max Mayer	Date